EXHIBIT 99.1
AMERICAN SHARED HOSPITAL SERVICES
REPORTS 2008 FIRST QUARTER RESULTS
San Francisco, CA, May 1, 2008 — AMERICAN SHARED HOSPITAL SERVICES (AMEX:AMS), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today announced financial results for the first quarter of 2008.
First Quarter Results
For the three months ended March 31, 2008, revenue was $4,725,000, essentially unchanged when compared to revenue of $4,749,000 for the first quarter of 2007. Net income for the first quarter of 2008 was $156,000, or $0.03 per diluted share. This compares to net income for the first quarter of 2007 of $225,000, or $0.04 per diluted share.
“We sustained our revenue and profitability in this year’s first quarter even as we continued the significant transition in our portfolio of radiosurgical and radiation therapy assets that is the planned consequence of our long-term growth strategy. As anticipated, we had 19 Gamma Knife systems in operation during the first quarter, two fewer than a year earlier, but this was offset by the contribution of the IGRT and related equipment and services AMS began supplying a customer in September 2007, recent upgrades to several existing Gamma Knife units, and the impact of the installation of two advanced Leksell Gamma Knife PerfexionTM systems that began treating patients in last year’s fourth quarter and this year’s first quarter, respectively. Our performance for this year’s first quarter is especially noteworthy in view of the significant downtime associated with the Gamma Knife upgrades and installation of the Perfexion systems, and the increased depreciation and interest expense associated with these investments.
“With one additional Leksell Gamma Knife Perfexion system upgrade scheduled to come on line in the second quarter, one new Perfexion customer scheduled to come on line in the second half of 2008, and the progress we are making in the development of additional contracts for radiosurgery, radiation therapy and PBRT systems, we are optimistic about our performance in the months ahead,” said Chairman and Chief Executive Officer Ernest A. Bates, M.D.
Dr. Bates added, “Next-generation devices for radiation oncology delivery, including proton beam radiation therapy (PBRT) systems, Leksell Gamma Knife Perfexion systems, IGRT systems and others, have the potential to dramatically improve patient outcomes in the treatment of many formerly intractable cancers and other life-threatening conditions. By making these new systems available and affordable to clinical partners who might otherwise be unable to offer these advanced treatment modalities to their patients, our creative financing solutions position AMS to be a major participant in this long-term growth opportunity.”
Balance Sheet Highlights
At March 31, 2008, AMS reported cash, cash equivalents, and short and long-term securities of $9,462,000. March 31, 2007, AMS reported cash, cash equivalents, and short and long-term securities of $8,916,000. Shareholders’ equity at March 31, 2008 was $19,730,000, or $3.93 per outstanding share. This compares to shareholders’ equity at March 31, 2007 of $19,010,000, or $3.78 per outstanding share.
Earnings Conference Call
American Shared has scheduled a conference call at 11:00 a.m. PT (2:00 p.m. ET) today. To participate in the live call, dial (800) 580-9496 at least 5 minutes prior to the scheduled start time. A simultaneous WebCast of the call may be accessed through the Company’s website, www.ashs.com, or through CCBN, www.earnings.com (individual investors) or www.streetevents.com (institutional investors). A replay will be available for 30 days at these same internet addresses, or by calling (888) 843-8996, pass code 21546804.

About AMS
American Shared Hospital Services provides turnkey technology solutions for advanced radiosurgical and radiation therapy services. AMS is the world leader in providing Gamma Knife radiosurgery services, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Company also offers the latest IGRT and IMRT systems, as well as its proprietary Operating Room for the 21st Century 7 concept. Through its preferred stock investment in Still River Systems, AMS also plans to complement these services with the Monarch 250TM proton beam radiation therapy (PBRT) system, which has not yet been approved by the FDA.
Safe Harbor Statement
This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife and radiation therapy businesses, the risks of developing The Operating Room for the 21st Century program, and the risks of investing in a development-stage company, Still River Systems, Inc., without a proven product. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and the definitive Proxy Statement for the Annual Meeting of Shareholders to be held on June 20, 2008.

Contacts:	American Shared Hospital Services
Ernest A. Bates, M.D., (415) 788-5300
Chairman and Chief Executive Officer
eabates@ashs.com

Berkman Associates
Neil Berkman, (310) 826-5051
President
info@berkmanassociates.com

AMERICAN SHARED HOSPITAL SERVICES
Selected Financial Data
(unaudited)

	Summary of Operations Data
	Three months ended March 31,
	2008	2007
Revenue	$4,725,000	$4,749,000
Costs of revenue	2,656,000	2,519,000

Gross margin	2,069,000	2,230,000
Selling & administrative expense	1,107,000	1,161,000
Interest expense	568,000	467,000

Operating income	394,000	602,000
Interest & other income	147,000	118,000
Minority interest expense	(236,000)	(300,000)

Income before income taxes	305,000	420,000
Income tax expense	149,000	195,000

Net income	$156,000	$225,000

Earnings per common share:
Basic	$0.03	$0.04

Assuming dilution	$0.03	$0.04

	Balance Sheet Data
	3/31/08	3/31/07
Cash and cash equivalents	$6,292,000	$3,221,000
Securities-current maturities	$3,170,000	$1,900,000
Current assets	$17,304,000	$10,726,000
Securities-long term	$0	$3,795,000
Total assets	$63,593,000	$50,651,000

Current liabilities	$14,695,000	$11,833,000
Shareholders’ equity	$19,730,000	$19,010,000